Exhibit 99

Contact:           David W. Sharp
(713-361-2630)

Horizon Wins Additional Contract in Northeast

 HOUSTON, June 16, 2003 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF) announced today that its subsidiary, Horizon Offshore Contractors, Inc., has secured an additional contract in the northeast United States. The project is being performed for Algonquin Gas Transmission Company, a subsidiary of Duke Energy Corporation, on their HubLine Project consisting of 29 miles of 30-inch diameter pipe in Massachusetts Bay.

The project involves a diving support phase to inspect and clear obstructions along an existing pipeline route where necessary. Horizon will additionally backfill pre-determined sections of the pipeline, using the Company's new burial plow. Horizon has also mobilized jetting equipment to further assist in the construction project.

In addition to its burial plow and jetting equipment, Horizon will utilize the LB Gulf Horizon, which recently completed six months of work in Long Island Sound, to support those operations.

"The HubLine project demonstrates the value of our burial/backfill plow on projects with special environmental requirements,'' said Bill Lam, President and Chief Executive Officer. "We are also pleased that our experience and operations in the northeast are providing us with new opportunities.''

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements; Horizon's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; expected loan noncompliance and the need for additional financing; industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.